Exhibit 10.18

CHAPARRAL STEEL COMPANY

ANNUAL INCENTIVE PLANS

FISCAL YEAR 2006

1.	Purpose

a)	To provide shareholders of Chaparral Steel Company (the Company or Chaparral) with above-average returns.

b)	To encourage above-average performance and teamwork.

c)	To attract and retain the best employees by offering incentive awards that are high when compared to industry standards.

d)	To focus employee’s work on short-term results which are key to Chaparral’s long-term business success.

2.	Administration

a)	The Compensation Committee of the Board of Directors approves the Plans.

b)	The Chief Executive Officer, Chief Financial Officer, and the VP of Human Resources (the Incentive Plan Administrative Committee), together, have the authority to add or delete acquired or divested operations to incentive plans and make adjustments to reflect the spirit and objectives of the Plan. Such changes will be reported to the Compensation Committee of the Board of Directors.

c)	The Plans will be communicated to participants during the first two months of the plan year.

3.	Participation

a)	All Chaparral regular employees not included in another incentive plan (e.g. production “P&M plans, or sales plans) are eligible to participate in these incentive plans that consist of two Plant ROA Plans and a combined Chaparral ROA Plan.

b)	Eligible participants are those continuously employed by the Company during the performance award period or who become eligible during such period. Employees who change incentive plan levels or eligibility during the Plan Year will have their award prorated for the applicable amount of time.

c)	A participant must be classified as a regular employee on May 31, 2006.

d)	The Incentive Plan Administrative Committee has the authority to lower an eligible employee’s participation in a Plan. Affected employees will be given an explanation in writing.

e)	Participation in any incentive plan is not a guarantee of employment or compensation.

f)	Unless otherwise determined by the Company, these plans do not cover employees of entities acquired during a plan year, by the Company, or employees who are covered by collective bargaining agreements.

4.	Return on Equity (ROE) Objective

The Company has established an objective of having, over time, an average return on equity (ROE) 50% better than the average results of our industry. The Company’s annual ROE objective is translated into a return-on-assets (ROA) goal which allows employees to use the Company’s monthly accounting of operating results to calculate progress toward goal achievement.

5.	Minimum Award Hurdles

Minimum award hurdles are set for each plant. The combined result of plant performances should produce a ROE better than the average results of our industry.

6.	ROA Calculations

a)	ROA minimum award hurdles for each plant is calculated by dividing FY2006 operating profit (earnings before corporate overhead, interest and taxes) by the book value of the operating assets. The book value of the adjusted operating assets of each plant is determined by averaging the book values of the adjusted operating assets at the beginning of the fiscal year and the book value of the adjusted operating assets at the end of each of the four fiscal quarters. The addition of significant assets during the quarter will be prorated based on the time operated during such quarter. Profits and losses considered to be extraordinary (e.g., the sale of a major operating facility) will not be included in the ROA calculation. The Incentive Plan Administrative Committee will make the decision as to whether an asset is significant or profits and losses are extraordinary at the time assets are acquired, placed in service, or sold.

b)	Operating profit and assets are adjusted in order to treat assets on operating leases as owned assets. All ROA calculations include the costs of incentive awards.

7.	Awards

a)	The incentive awards will be based on a participant’s regular earnings (including overtime and excluding earnings from incentive payments) for the plan year.

b)	If a payment is made under any annual incentive plan, all taxes and other deductions required by law will be withheld.

c)	Awards will be distributed no later than the August 15th following the close of the fiscal year.

d)	One plant can earn an award independent of the other.

8.	Chaparral Incentive Plans

a)	CHAPARRAL ROA PLAN

The Chaparral ROA Plan covers Officers, Vice Presidents, and employees in staff functions (Information Services, Legal, Environmental, Human Resources, Controller, Financial Services and Treasury, etc.).

b)	PLANT ROA PLANS

Plant Plans cover facilities and employees whose combined efforts will obtain the best results for the Company. Participants include managers of each operation/facility and employees not included in the Chaparral ROA Plan, Production (P&M), or Sales plans.

Plant ROA Plans

- Texas

- Virginia

C)	PRODUCTION PLANS

Production plans cover individual plant and operating areas whose performance can be more directly influenced by employees. Participation in these plans can vary year-to-year and generally will include employees who are directly involved in the production process with the exception of General Managers or other employees designated as participants in ROA Plans.

Production plans’ objectives contribute to Plant plan goals but are not necessarily tied directly to their ROA achievement. These plans are tailored to local needs and pay for improvement or above average performance. Plans may vary in goal achievement, timing of awards (weekly, monthly, quarterly, or annually), objectives and award amounts. Base award amounts can vary from 5% to 20% although they are expected to average 5% to 10% over time.

d)	SALES PLANS

Sales plans cover business units where individual performance can be more directly influenced by employees. Participation in these plans can vary year-to-year and generally will include sales, marketing, customer relations, and/or administrative support employees directly involved in the sales process.

Sales plans’ objectives contribute to ROA Plant plan goals and may be tied directly to their ROA achievement. These plans are tailored to business unit markets and pay for improvement or above average performance. Plans may vary in goal achievement, timing of awards (quarterly or annually), objectives and award amounts. Base award amounts can vary from 10% to 30% depending on the participant level similar to the Chaparral and Plant Plans.

•	Operations/Production and Sales Plans are described in this document to provide the authority for individual plan development that will provide all eligible employees an opportunity to participate in an incentive plan.

9.	PARTICIPATION ELIGIBILITY DEFINITIONS (CHAPARRAL ROA AND PLANT ROA PLANS)

PARTICIPANT A

•	Non-exempt employees

PARTICIPANT B

•	Exempt non-supervisory employees.

PARTICIPANT C

•	Supervisory positions in Salary Grades 11 or below.

•	Exempt employees in Salary Grades 10 or above reporting directly to a Vice President.

PARTICIPANT D

•	All employees in Salary Grades 12 or above.

PARTICIPANT E

•	All officers of CHAPARRAL excluding the President/CEO

PARTICIPANT F

•	President/CEO

10.	ANNUAL INCENTIVE PLAN AWARD SCHEDULE

FY 2006 - RETURN-ON-ASSETS (ROA’s)

CHAPARRAL ROA Plan and Plant ROA Plan AWARD SCHEDULES

As of the approval date of this plan, each plant’s assets will be weighted to reflect their fair market value. To calculate the total for the Chaparral ROA Plan, Texas’ assets will be weighted at 70% and Virginia assets will be weighted at 30%.

PLANT AWARD SCHEDULES

	CHAPARRAL ROA % *
Base Award %	Texas	Virginia
2**	23	1
3	24	2
4	25	3
6	26	4
8	27	5
10	28	6
12	30	7
14	32	8
16	34	9
18	36	10
21	38	11
24	40	12
27	42	13
30	44	14
33	46	15
36	48	16
39	50	17
43	52	18
47	54	19
51	56	20

*	For achievement above those listed, each 2% increase of ROA in Texas and 1% increase of ROA in Virginia will add 4% to the base award.
**	Minimum Hurdle

•	The achieved Plant ROA determines the BASE AWARD PERCENTAGE.

•	A participant’s eligibility determines the award multiplier. The total award percentage is calculated by multiplying the BASE AWARD PERCENTAGE by the participant’s DESIGNATED AWARD MULTIPLIER.

Participant Eligibility	Award Multiplier

A	1.0
B	1.5
C	2.0
D	2.5
E	3.0
F	4.0

•	The total percentage award is multiplied by the participant’s annual gross earnings excluding incentive payments.